CONSULTING AGREEMENT

This **CONSULTING AGREEMENT** (this "Agreement") is made and entered into as of November 1, 2004, by and between Accoona Corp., f/k/a China Communications Corp., a Delaware corporation ("Company"), and S.P.B.D. Consulting Corp., a New York corporation ("Consulting Firm").

WITNESSETH:

WHEREAS, Company is developing a business involving an internet search engine

WHEREAS, Armand Rousso ("Consultant") is the Chief Executive Officer, sole shareholder and an employee of Consulting Firm, has substantial experience in and expertise in strategic planning, business development, strategic alliances, marketing and related matters and has developed certain key relationships with high level Chinese business and government officials, and other employees and contractors of Consulting Firm (in each case, an "Advisor" and together with Consultant, "Consulting Personnel") have expertise in various and allied matters; and

WHEREAS, Consultant is one of the founders and a substantial stockholder of Company; and

WHEREAS, Company has to date received, and wishes to continue to receive, the services of Consultant and thereby obtain the benefit of his experience, expertise and skill, as well as of Advisors, and Consulting Firm is willing to make available to Company the services of Consultant as well as of Advisors, all on the terms and subject to the conditions contained in this Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and the covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Engagement of Consulting Firm. Upon the terms and subject to the conditions contained in this Agreement, Consulting Firm is hereby engaged by Company as an independent contractor to provide to Company the Services (as hereinafter defined). All Services shall be provided by Consulting Firm solely and exclusively through the person of Consultant, except that Consulting Firm may designate Advisors as it deems appropriate to render the Services in any instance. It is understood that neither Consulting Firm nor any Consulting Personnel shall be deemed to be an employee, servant, agent, partner or joint venture partner of Company, nor shall either of them have any authority to assume or create any obligation or liability for or on behalf of Company, except as specifically permitted hereby.

Section 2. Term. The term of Consulting Firm's engagement under this Agreement shall commence on the date hereof and shall continue until the close of business on November 1, 2007 (the "Initial Period"), subject to earlier termination as provided in Section 6

(the "Consulting Period"); provided however that the Consulting Period shall automatically be extended for successive one year periods unless, at least sixty (60) days prior to the expiration of the Consulting Period in any year either party gives prior written notice to the other that this Agreement shall not be renewed.

Section 3. Services.

(a) During the Consulting Period, subject to the other terms and conditions of this Agreement, Consulting Firm shall provide strategic planning and business development services and perform such related functions as are requested from time to time by the most senior officer of Company, including analysis, strategic planning and negotiating, and such other business, consulting and advisory services as may be mutually agreed upon between the parties (the "Services"). In rendering the Services Consultant shall report directly to the most senior officer of Company and Advisors shall report to Consultant.

(b) Consulting Firm shall cause Consultant and Advisor to devote such time and effort as are reasonably required to perform the Services; provided however that Consultant shall not be obligated to devote his full time and attention to providing the Services and shall be free to engage in other activities, including providing consulting services for third parties, and Consulting Firm may provide up to four weeks per annum vacation time to Consultant. As Consulting Firm is an independent contractor and Consulting Personnel are not employees of Company, the manner in which Consulting Personnel perform the Services shall be as determined by Consulting Firm.

(c) Consulting shall perform the Services at Consulting Firm's principal office and at Company's executive offices in New Jersey (except as Company and Consulting Firm may otherwise agree in writing), subject to the reasonable travel requirements associated with the performance of the Services.

(d) Nothing contained in this Agreement shall be deemed to limit any rights, duties, powers, privileges or authority with respect to Company which Consultant may have , as a stockholder of Company.

Section 4. Consulting Fee, Additional Compensation.

(a) As consideration for Consulting Firm's agreement to enter into this Agreement and rendering the Services, Company shall pay to Consulting Firm throughout the Consulting Period a fee of $25,000 per month (the "Consultant Fee") payable monthly in advance on the first day of each month (pro rated for any partial month).

(b) During the Consulting Period, at the sole discretion of the Board, Consulting Firm shall be eligible to receive an annual bonus in such amount, if any, as the Board may determine.

(c) All payments to Consulting Firm pursuant to this Agreement shall be made without any deduction or withholding for taxes, including for income taxes, social security and unemployment taxes.

Section 5. Expenses. Consulting Firm shall be entitled to reimbursement pursuant to Company policy (including any provisions regarding prior approvals) as applied to senior executives of Company generally for all travel, lodging and other out-of-pocket expenses reasonably incurred during the Consulting Period in carrying out its duties hereunder, upon submission of appropriate written statements and bills. Consulting Firm may require Company to prepay Consulting Personnel's airline tickets and hotel expenses prior to Consulting Personnel's travel.

Section 6. Termination; Suspension.

(a) This Agreement and the Consulting Period shall terminate upon Consultant's death or Disability (as defined below), and may be terminated by Company (by action of the Board) for Cause (as defined below) or by Consulting Firm for Good Reason (as defined below). In the event of such termination, for death, Disability or Cause, the obligation of Company to continue to make payments under Section 4 shall terminate. In the event that Company terminates this Agreement without Cause or Consulting Firm terminates this Agreement for Good Reason, Consulting Firm shall be under absolutely no obligation to mitigate damages and shall be entitled to receive through the remainder of the Consulting Period the Consultant Fee. Sections 5, 7, 15 and 16 shall survive any termination of this Agreement.

(b) For purposes hereof, "Cause" shall mean and be limited to:

(i) Consulting Firm or Consultant's conviction after the date hereof in a court of law of any crime or offense involving misuse or misappropriation of money or other property of Company, or with respect to any transactions involving securities of Company or of any felony involving moral turpitude; or

(ii) Consulting Firm's willful and repeated failure to substantially perform the Services pursuant to this Agreement (other than as a result of any physical or mental disability of Consultant) or any other material breach of this Agreement by Consulting Firm; provided however in each such case Company gives Consulting Firm at least ten (10) days prior written notice of such breach, describing the same in reasonable detail, and Consulting Firm fails to cure the same within said ten (10) day period.

(c) For purposes hereof "Disability" shall mean if, on account of any physical or mental disability, Consultant shall fail or be unable to perform under this Agreement for a continuous period of one hundred twenty (120) days or an aggregate period of one hundred eighty (180) days during any consecutive twelve (12) month period, in which case Company may, at its option, by action of the Board, terminate this Agreement upon thirty (30) days prior written notice. If there should be a dispute between the parties hereto as to Consultant's physical or mental disability for purposes of this Agreement, the question shall be settled by the opinion of an impartial reputable physician or psychiatrist agreed upon for the purpose by the parties or their representatives, or if the parties cannot agree within thirty (30) days after a request for designation of such party, then each party shall designate a physician or psychiatrist and the two of them shall designate a third such medical professional and the opinion of a majority of the three (3) of them shall settle the question. The certification of such physician or psychiatrist or

the majority of the three (3) of them, as the case may be, as to the question in dispute shall be final and binding upon the parties hereto.

(d) For purposes hereof "Good Reason" shall mean (i) a change in location of Company's principal offices to a location outside Jersey City or Hoboken, New Jersey (except as Consulting Firm and Company may otherwise agree in writing) or (ii) any material breach by Company of this Agreement; provided however in such case Consulting Firm gives Company at least ten (10) days prior written notice of such, describing the same in reasonable detail, and Company fails to cure the same within said ten (10) day period.

(e) In the event that at any time after the date hereof, any criminal proceeding is commenced against Consulting Firm or Consultant by any legal authority having jurisdiction with respect to any matter which, if Consulting Firm or Consultant is convicted with respect thereto, such conviction shall constitute grounds to terminate this Agreement for Cause, Company, by action of the Board, shall have the right to suspend this Agreement for so long as such charges are pending. During any period during which this Agreement is suspended pursuant to this Section 6(e), Consulting Firm shall not render any Services hereunder and Company shall be relieved of its obligation to pay the Consultant Fee for such period (although the Company's other obligations under this Agreement shall continue). Any suspension of this Agreement shall not thereby extend the term of the Consulting Period.

Section 7. Indemnification. Company agrees that, in addition to any rights that Consultant may have under the certificate of incorporation and by-laws of Company as the same may be in effect on the date hereof or from time to time hereafter as to indemnification and advancement of expenses, Consulting Firm and Consultant shall hereby, with respect to the Services and their other activities on behalf of Company, as a matter of separate contract, be entitled and continue to be entitled to all rights of indemnification and advancement of expenses to the maximum extent permitted under applicable law to be provided to directors, officers, employees or agents of Company, regardless of any provisions in the certificate of incorporation and by-laws of Company, and regardless of any amendments thereto which hereafter occur, which rights Company expressly agree shall apply to Consulting Firm and Consultant in all capacities with, and which rights shall continue indefinitely in Consulting Firm's and Consultant's favor as to any actions, suits, claims or proceedings now pending or threatened and as to any actions, suits, claims or proceedings which may hereafter be brought or threatened.

Section 8. Notices. All notices, requests, demands and other communications required or permitted to be given or made under this Agreement, shall be given or made in writing by registered or certified mail, return receipt requested, or by overnight carrier service or by facsimile transmission and will be deemed to have been given or made on the date following receipt or attempted delivery at the following locations:

To Consulting Firm:
S.P.B.D. Consulting Corp.
200 Rector Street, Suite 40A
New York, New York 10280
Attn: Armand Rousso
Facsimile No.: (___) ___-____

To Company:

Accoona Corp.
101 Hudson Street
Jersey City, New Jersey 07302
Attention: Chief Executive Officer
Facsimile No.: (___) ___-____

With a copy (not constituting notice) to:

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Attn: Andrew M. Ross, Esq.
Facsimile No.: (212) 407-4990

Section 9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be a duplicate original, but all of which, taken together, shall be deemed to constitute a single instrument.

Section 10. Successors and Assigns. Company may not sell, assign, transfer, or otherwise convey any of its rights or delegate any of its duties under this Agreement without the prior written consent of Consulting Firm; provided however Company may assign to and will require any acquirer of, or successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to, all or substantially all of the capital stock, business and/or assets of Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform this Agreement if no such acquisition or succession has taken place. Consulting Firm may not delegate any of its duties under this Agreement, and may not sell, assign, transfer or otherwise convey any of its rights under this Agreement, and this Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and permitted assigns of Company; provided however, that Consulting Firm may assign any of its rights or delegate its duties to Consultant. Any attempted sale, assignment, transfer or conveyance, or delegation in violation of this Section 10 shall be void.

Section 11. Captions. The captions contained in this Agreement are included only for convenience of reference and do not define, limit, explain or modify this Agreement or its interpretation, construction or meaning and are in no way to be construed as a part of this Agreement.

Section 12. Complete Agreements. This Agreement constitutes the complete understanding between the parties with respect to the subject matter hereof, and superceded all prior consulting arrangements between the parties, and no statement, representation, warranty and covenant has been made by either party with respect thereto except as expressly set forth herein. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

Section 13. Waiver. Failure to insist upon a strict compliance with any of the terms, covenants or conditions of this Agreement shall not be deemed a waiver of any such term, covenant or condition, nor shall any such failure at any one time or more times be deemed a waiver or relinquishment at any other time or times of any right under the terms, covenants or conditions hereof.

Section 14. Severability. Except as otherwise provided to the contrary herein, each section, paragraph, part, term and/or provision of this Agreement shall be considered severable, and if, for any reason, any section, paragraph, part, term and/or provision herein is determined to be invalid or contrary to, or in conflict with, any existing or future law or regulation of a court or agency having valid jurisdiction, such invalidity or conflict shall not impair the operation of, or otherwise effect, the other sections, paragraphs, parts, terms and/or provisions of this Agreement as may remain otherwise intelligible, and the latter will continue to be given full force and effect and bind the parties hereto.

Section 15. Arbitration. The parties shall use their best efforts and good will to settle all disputes by amicable negotiations. Company and Consulting Firm agree that nay dispute, controversy or claim arising out of, relating to or in connection with this Agreement, or the termination of this Agreement or the termination of the Consulting Period that is not amicably resolved by negotiation (the "Dispute") shall be finally settled by arbitration, as set forth below, in New York, New York, or such other place agreed to by the parties, and each of the parties hereto accepts the exclusive jurisdiction of the arbitrator or arbitral panel appointed in accordance herewith, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.

(a) Any such arbitration shall be heard before a panel consisting of one (1) to three (3) arbitrators, each of whom shall be impartial. All arbitrators shall be appointed in the first instance by agreement between the parties hereto. If the parties cannot agree upon a single arbitrator, each of Company and Consulting Firm shall be entitled to appoint one arbitrator. These two appointed arbitrators shall then appoint a third arbitrator by their mutual agreement.

(b) The arbitrator or arbitrators shall decide the Dispute by applying the governing law as stated in Section 16. The arbitration proceedings shall be governed by such other procedural rules as the arbitrator or arbitrators shall determine.

(c) An arbitration may be commenced by either party to this Agreement by the service of a written request for arbitration (the "Request for Arbitration") upon the other party. The Request for Arbitration shall summarize the Dispute to be arbitrated. If the panel of arbitrators is not appointed, in accordance with paragraph (a) above, within thirty (30) days following such service, either party may apply to any court within the State of New York for an order appointing a single qualified arbitrator. No Request for Arbitration shall be valid if it relates to a Dispute that would have been time barred under the applicable statue of limitations had such Dispute been submitted to the courts of the State of New York.

(d) Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof, or application may be made to such court for a judicial acceptance of the award and an order of enforcement.

(e) This arbitration clause, including its enforceability and application, shall be governed by the Federal Arbitration Act, 9 U.S.C., Section 1, *et seq.*, and any dispute as to its enforceability, application or interpretations shall be presented to the United States District Court for the Southern District of New York.

Section 16. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

IN WITNESS WHEREOF, this Agreement has been executed by and on behalf of the parties hereto to become effective as of the day and year first above written.

ACCOONA CORP.

By: ______________________

Its: Chief Executive Officer

S.P.B.D. CONSULTING CORP.

By: ______________________
Armand Rousso

Its: Chief Executive Officer